Exhibit 5.3

CONSENT OF EXPERT

To: NexGen Energy Ltd.

In connection with the Registration Statement on Form F-10 of NexGen Energy Ltd. (the “Registration Statement”), I, Mark B. Mathisen, C.P.G., hereby consent to the references in the Registration Statement to my name and to the inclusion of extracts from or summaries of content in the report titled “Arrow Deposit, Rook I Project, Saskatchewan, NI 43-101 Technical Report on Feasibility Study”, with an effective date of February 22, 2021, and as amended and restated on March 5, 2021, prepared by myself.

Dated: 8 March 2021

/s/ Mark B. Mathisen

Mark B. Mathisen, C.P.G.

Principal Geologist

143 Union Boulevard Suite 505 | Lakewood, CO, USA 80228 | T +1 (303) 330 0950	www.rpacan.com